Exhibit 8.2

June 16, 2021

New England Service Company

37 Northwest Drive

Plainville, CT 06062

Re:       Tax Opinion/Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4, as amended (No. 333-256783) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) by Eversource Energy (“Eversource”). The said Registration Statement relates to the Agreement and Plan of Merger, dated as of April 7, 2021 (the “Merger Agreement”) by and among Aquarion Merger Company, LLC (“Aquarion MergerCo”), a Connecticut limited liability company and a direct wholly-owned subsidiary of Aquarion Company (“Aquarion”), a Connecticut corporation and direct wholly-owned subsidiary of Eversource, and New England Service Company, a Connecticut corporation (“NESC”). Pursuant to the Merger Agreement, Aquarion MergerCo will merge with and into NESC, with NESC being the surviving company and a wholly-owned subsidiary of Aquarion (the “Merger”). We have acted as counsel to NESC in connection with the Merger, and at your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

Subject to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the United States federal income tax consequences to the holders of NESC common stock will be as described in the Registration Statement under the heading, “Material U.S. Federal Income Tax Consequences”.

For purposes of rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, Registration Statement No. 333-256783, filed with the Securities and Exchange Commission on Form S-4, as amended through the date hereof (the “Registration Statement”), which includes the proxy statement of NESC and the prospectus of Eversource, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by NESC, Eversource, Aquarion, and Aquarion MergerCo, including factual statements and representations set forth in letters dated the date hereof from officers of NESC, Eversource and Aquarion (the “Representation Letters”). We have assumed that all statements in such Representation Letters made “to the best of the knowledge of” or “to the knowledge of” any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by NESC, Eversource and Aquarion, including those set forth in the Representation Letters, and that there will be no change in facts or circumstances prior to the Effective Time and that the representations set forth in the Representation Letters will be true and accurate as of the Effective Time.

New England Service Company

June 16, 2021

We have assumed that all parties to the Merger Agreement (and to any other documents relied upon by us) have acted in accordance with and have complied with, and, where applicable, will act in accordance with and will comply with the terms and covenants set forth in such documents. We have assumed that the Merger will be consummated at the Effective Time (as defined in the Merger Agreement) pursuant to the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions. We have assumed that all representations contained in the Merger Agreement and the Representation Letters are true, correct and complete and will be true, correct and complete in all material respects at all times up to and as of the Effective Time and thereafter, were relevant, and that any representation made in any of such documents “to the best of the knowledge and belief” of any party (or similar qualification) are correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently any factual matter or representation made by NESC, Aquarion, Aquarion MergerCo or Eversource, but in the course of our representation of NESC, nothing has come to our attention that would cause us to question the accuracy thereof.

In rendering this opinion, we have assumed that Ropes & Gray, LLP has delivered to Eversource, and has not withdrawn, an opinion that is substantially similar to this one.

The conclusions expressed herein represent our best judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and the rulings, interpretations and guidance published by the Internal Revenue Service (“IRS”), as we consider relevant, in each case as in effect on the date of this opinion. No assurances can be given that such laws, rulings, interpretations and guidance will not be amended or otherwise changed after the date hereof, or that such changes will not affect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

New England Service Company

June 16, 2021

Our opinion represents our judgment as to how a court would decide the issues addressed herein, but our opinion is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS, or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Merger set forth above. This opinion does not address the effect of the Merger as to any non-income tax (such as estate, gift, transfer, sales and use taxes), nor does this opinion address the income tax consequences of the Merger as to any jurisdiction other than the United States (such as state, local and foreign income taxes). This opinion does not address any transaction other than the Merger. We express no opinion regarding the tax consequences of the Merger to those shareholders of NESC that are subject to special tax rules or who exercise their statutory rights of appraisal pursuant to Connecticut law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Cranmore, FitzGerald & Meaney
CRANMORE, FITZGERALD & MEANEY